EXHIBIT 23.2
January 23, 2009
Board of Directors
Penn Millers Holding Corporation
72 North Franklin Street
Wilkes Barre, Pennsylvania 18773
Members of the Board:
We hereby consent to the use of our firm’s name in the Registration Statement on Form S-1 and related amendments thereto (the “Form S-1”) of Penn Millers Holding Corporation (“PMHC” or the “Company”) as filed with the Securities and Exchange Commission (the “SEC”). We also consent to the inclusion of, summary of, and reference to our Pro Forma Valuation Appraisal Report as of November 17, 2008 in the Form S-1 included in the Prospectus of PMHC.
We further consent to the inclusion of, summary of, and reference to in the Form S-1 of our opinion letter as to the value of subscription rights to be received by eligible PMHC policyholders pursuant to the Plan of Minority Stock Offering (the “Plan”) adopted by the Board of Directors of PMHC on October 22, 2008 and as amended and restated on December 10, 2008.
In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the SEC thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of the Registration Statement on Form S-1 within the meaning of the term “experts” as used in the Act or the Regulations.
Sincerely,
Curtis Financial Group, LLC
Curtis Financial Group, LLC   •  One Liberty Place  •  1650 Market Street, Suite 4400   •  Philadelphia, PA 19103
(P) 215.972.2375  •  (F) 215.972.2388  •  www.curtisfinancial.com
Securities sold through Curtis Securities, LLC